Exhibit 99.2

June 22, 2011

Mr. Pan Luping
Chief Executive Officer
Southern China Livestock, Inc.
88 Guihuayuan, Guanjingcheng Yujiang Yingtan City, Jiangxi Province
People’s Republic of China

Dear Mr. Pan,

Re: Resignation

Please accept this letter as notice of my resignation as a member of the board of directors of Southern China Livestock, Inc., with immediate effect.

It was an honor to be asked to join the Board. Even today, I remain a supporter and friend of the Company. The only reason for my resignation is that SCLI will not complete its Initial Public Offering in the near future. This means that there is no reason for the company to maintain a board which includes independent directors in North America and the costs associated with doing so. Therefore it is in the best interests of both SCSI and me to resign.

Should the company determine to move forward again with a capital-raising and would benefit from having independent directors, I would be very interested in serving as a director once again.

I will continue to consider how the Company can achieve its objectives and I wish you and the entire team all the best as you continue to grow the company.

Don’t hesitate to call me at any time if you have any questions.

Very truly yours,

WILLIAM E THOMSON